E-31
Exhibit No. 2
Form 8-K
Headway Corporate Resources, Inc.
SEC File No. 0-23170
[Each of the schedules to this Agreement described in Sections  1 and 6 are omitted, and will be provided supplementally to the Commission on request.]

                    ASSET PURCHASE AGREEMENT

          AGREEMENT, dated as of March 23, 1998, among HEADWAY CORPORATE RESOURCES, INC., a Delaware corporation ("Headway"), HEADWAY CORPORATE STAFFING SERVICES OF NORTH CAROLINA, INC., a Delaware corporation ("Buyer"), SELECT STAFFING SERVICES, INC., a Virginia corporation ("Seller"), and JACK L. POWELL, JR. ("Powell").

                      W I T N E S S E T H:

          WHEREAS, Buyer wishes to purchase, and Seller wishes to sell, the assets and business of Seller specified in this Agreement;

          NOW, THEREFORE, the parties agree as follows:

          1.   Purchase and Sale of the Acquired Assets.

          1.1    Acquired  Assets.   Subject  to  the  terms  and
conditions of this Agreement, and in reliance on the representations, warranties and agreements set forth herein, on the Closing Date (as defined in Section 2), Seller shall sell, convey, transfer, assign and put Buyer into possession of, and Buyer shall purchase from Seller, effective as of the Closing Date, all of Seller's right, title and interest in and to those certain assets of Seller utilized in connection with Seller's business of the placement or provision of temporary, permanent, leased or payrolled (as that term is defined in Section 1.3(f)) personnel (including, without limitation, self-incorporated personnel) conducted at its Richmond, Hampton, Norfolk and Virginia Beach, Virginia locations (the "Business") and identified or described below:

          (a)    the   office  furniture,  equipment,  computers,
fixtures and vehicles of Seller pertaining to the Business and listed in Schedule 1.1.A;

          (b)    all   computer  software  (except   "Branchpack"
computer software), programs and databases owned by Seller pertaining to the Business and identified on Schedule 1.1.B;

           (c) all office supplies owned by Seller pertaining to the Business;

          (d) the client agreements and arrangements of Seller pertaining to the Business set forth in Schedule 1.1.C;

          (e) the office leases, equipment leases and other agreements, contracts and instruments of Seller pertaining to the Business listed in Schedule 1.1.D;

          (f) all prepayments and deposits of Seller pertaining to the Business, including without limitation, security deposits under assigned leases;

          (g) originals or true copies of all books and records of Seller pertaining to the assets referred to in subparagraphs
(a) through (f) above, as appropriate, including customer lists and credit files, and all those pertaining to Seller's employees who are hired by Buyer pursuant to Section 9.2;

          (h)    all  permits,  licenses,  approvals  and   other
governmental authorizations pertaining to the Business that are transferable to Buyer and listed in Schedule 1.1.E;

          (i) any other assets not referred to in Section 1.2, including, without limitation, telephone and facsimile numbers and data transmission lines, which are used by Seller exclusively in connection with the Business; and

          (j)  the goodwill pertaining to the Business;

all as the same exist on the date hereof and shall exist on the Closing Date, subject only to changes occurring in the ordinary course of business of Seller. All such assets to be acquired are referred to together as the "Acquired Assets".

          1.2 Excluded Assets. The following assets of Seller are excluded from the Acquired Assets: (a) the consideration payable to Seller by Buyer, (b) any cash, bank deposits, certificates of deposit, marketable securities, notes, drafts, checks or other cash equivalents or similar instruments owned by Seller, (c) accounts receivable of Seller pertaining to the Business as of the Closing Date (the "Accounts Receivable"), (d) all claims and rights of Seller to any federal, state or local refunds, credits, rebates, claims, repayments or benefits of Taxes (as defined in Section 6.14), (e) any loans receivable of Seller, (f) any refundable portions of paid insurance premiums and prepaid federal, state or local income taxes, (g) Seller's interest in any life insurance policies maintained by Seller on the life of any employee, (h) any treasury stock held by Seller,
(i) the corporate stock certificate books, ledger books, minute books and similar corporate records of Seller, (j) Seller's tax records and any books and records which Seller shall be required to retain pursuant to any applicable law, rule or regulation
(provided, that at Buyer's request and expense, Seller shall provide Buyer with copies of any record or document retained by Seller and, similarly, Buyer, at Seller's request and expense, shall provide Seller with copies of any record or document transferred to Buyer hereunder) and (k) all records and correspondence relating to the foregoing excluded assets.

          1.3  Purchase Price.

          (a) As consideration for the sale, conveyance, transfer, assignment and delivery to Buyer of the Acquired Assets, Buyer shall pay to Seller a purchase price (the "Purchase Price"), subject to adjustment as provided in Section 1.3(b), as follows:

               (i)  $2,965,000 payable on the Closing Date; and

               (ii) the  Earnout on the Earnout Payment Dates (as
                    such terms are defined in Sections 1.3(b) and 1.3(d)), respectively).

All amounts payable by Buyer pursuant to Sections 1.3(a) and 1.3(b) shall be paid by wire transfer in immediately available funds to accounts designated by Seller to Buyer not later than two business days prior to the scheduled date of such payment.

          (b) Each of the three consecutive twelve-month periods commencing April 1, 1998 is referred to as an "Earnout Period". If, for any Earnout Period, Buyer's EBITA equals or exceeds $1,000,000 (the "Base Amount"), Buyer shall pay to Seller $500,000 in cash for such Earnout Period (each, an "Earnout"), plus (i) $1.50 for each $1.00 that Buyer's EBITA for such Earnout Period exceeds the Base Amount or minus (ii) $1.50 for each $1.00 that Buyer's EBITA for such Earnout Period is less than the Base Amount. During each Earnout Period, the Business shall be operated as a separate division of Buyer. On each Earnout
Payment Date, Buyer will furnish Seller with a detailed computation of the Earnout.

          The calculation of the Earnout for each Earnout Period shall be independent of the calculations for the other Earnout Periods, and there shall be no cumulation of EBITA from one Earnout Period to another, except that if the Earnout for the first or second Earnout Period is negative (that is, less than zero), the amount of any negative Earnout shall be subtracted from any positive Earnout, or added to any negative Earnout, for the following Earnout Period. The fact that EBITA or the Earnout for any Earnout Period is negative shall not result in any liability by Seller or Powell to Buyer.

          (c) For the purposes of this Agreement, "EBITA" means, for an Earnout Period, Net Income (as defined below) without deductions for (i) interest expense, (ii) provisions for income taxes and (iii) amortization of goodwill and other intangible assets resulting from Buyer's purchase of the Acquired Assets. Net Income shall exclude revenues and expenses attributable to acquisitions by Buyer of at least a majority of the stock, or substantially all of the assets of, other entities after the Closing Date.

          "Net Income" means the net income (or loss) of Buyer for an Earnout Period attributable to Buyer's continued operation of the Business, as determined by Headway in accordance with generally accepted accounting principles ("GAAP"). The calculation of Net Income shall take into account the following expenses to the extent incurred in the ordinary course of the
Business and consistent with GAAP: (i) wage, salary and commission expense of all temporary, payrolled and full-time employees of Buyer attributable to the Business; (ii) reasonable travel and entertainment expenses incurred by Buyer's employees attributable to the Business; (iii) bonuses paid to Buyer's employees attributable to the Business; (iv) all amounts attributable to FICA and any other federal, state and local taxes paid by Buyer on behalf of such employees; (v) all unemployment insurance premiums, workers' compensation premiums, medical and disability coverage and any other benefits provided by Buyer to such employees; (vi) expenses attributable to the in-house processing by Buyer of the payroll for such employees; (vii) Buyer's general and administrative expenses directly attributable to the operation of the Business in the ordinary course; (viii) sales commissions of outside sales representatives attributable to the Business; (ix) any fall-offs, rebates, discounts, offsets or concessions granted by Buyer to its clients with respect to the Business; (x) depreciation in connection with the acquisition by Headway, Buyer or any other subsidiary of Headway of computer and telecommunications equipment consistent with that used by the Headway group of companies and utilized by Buyer in connection with the Business; (xi) for the first Earnout Period only, any expenses reasonably and necessarily incurred by Headway, Buyer or any other subsidiary of Headway in connection with the transition of the operation of the Business to Buyer as part of the Headway group of companies, including, without limitation, expenses for the installation and implementation by Buyer in connection with the Business of the third party accounting and operating software used by Headway; and (xii) an annual charge for technical and financial support provided by the Headway group of companies, including, without limitation, the reasonable allocation by Headway to the Business of fees charged by Headway's certified public accountants in connection with the annual audit of the Headway group of companies. Notwithstanding the foregoing, in no event may the charges contemplated in clauses (x), (xi) and (xii) above exceed $200,000 for any Earnout Period. For the purpose of determining Net Income pursuant to this Section 1.3(c), any reserves established by Buyer attributable to the Business for bad debts with respect to its receivables during any Earnout Period shall be added to Net Income to the extent deducted therefrom.

          In the event of a material change in the ownership, management or operations of the Buyer during the Earnout Periods that, in the reasonable discretion of Powell or Seller, would materially and adversely affect the revenues of Buyer with respect to the Business, including without limitation, changes resulting from one or more sales or other dispositions of substantially all of the assets of Buyer, an organizational or ownership restructuring (such as a merger, consolidation or other reorganization involving its business, or a spin-off, split-up or other divisional restructuring or a substantial sale of its stock to an unaffiliated organization) or any other organic change that reduces operations, then the parties shall agree to discuss and evaluate the then current definition of Net Income to assure that the Earnout calculation set forth in this Section 1.3 continues to be a fair and relevant method to measure the EBITA of the
Business and the Net Income defined herein, and whether adjustments should be made to the method of calculation to take into account the effect of such changes. Buyer also agrees not to take actions calculated to minimize EBITA or to reduce Net Income for the purpose of avoiding any Earnout obligations hereunder, or to reduce any Earnout to which Seller would otherwise be entitled to hereunder (including using affiliated organizations to compete with the Business or using marketing or business plans intended to cause the diversion of revenue from the Business to the Buyer's affiliated organizations).

          (d) Each Earnout shall be paid 90 days following the close of the related Earnout Period (each, an "Earnout Payment Date"). If any such day is not a business day, the Earnout Payment Date shall be the next succeeding business day. If, as of the close of business on the day prior to any Earnout Payment Date, any account receivable included as income in the calculation of Net Income has not been fully collected, the uncollected amount of such account receivable shall be charged against EBITA, and the Earnout shall be reduced accordingly. If such account receivable is thereafter collected after such Earnout Payment Date, Buyer shall pay Seller the amount by which such Earnout had been reduced in respect of such account receivable, net of any direct collection costs and net of an interest charge for any account receivable paid more than 90 days after the date of invoice (a "Restoration Amount"), with the interest rate determined by reference to the interest rate then in effect for Eurodollar Rate Loans under the Credit Agreement, dated as of March 12, 1998, by and among Headway, as Borrower, NationsBank, National Association, as Agent and as Lender, and the lenders from time to time parties thereto, which amount shall be calculated and paid at the end of each fiscal quarter, commencing on June 30, 1998; provided, that with respect to the Earnout Payment Date for the third Earnout Period, Buyer shall be obligated to pay Seller a Restoration Amount with respect to any such account receivable only if such account receivable is collected within 90 days of such third Earnout Payment Date.

          (e) Within 5 business days after receipt by Seller and Powell of written notice from Headway, Seller and Powell, jointly and severally, agree to pay Buyer $3.00 for each $1.00 that the EBITA of the Business as determined by Headway based upon the audited financial statements of the Business for the fiscal year ended December 31, 1997 delivered to Buyer and Headway pursuant to Section 9.3, is less than $1,000,000 (after excluding any corporate overhead of Seller) ("Deficiency Amount").

          (f) For the purposes of this Agreement, "payrolled" personnel means (i) those employees of Headway, Buyer or Seller (with respect to the Business), as the case may be, who are hired by Headway, Buyer or Seller on behalf of a client and are considered as full-time "permanent" employees of such client, but whose compensation is paid by Headway, Buyer or Seller (with respect to the Business) or (ii) those employees of Headway, Buyer or Seller (with respect to the Business) who are considered to be payrolled employees under industry practice or understanding prevailing at the time.

          (g) Headway guarantees to Seller and Powell the full and timely performance and payment of all of Buyer's obligations under this Agreement.

          1.4 Assumption of Liabilities. As additional consideration for the purchase of the Acquired Assets, Buyer shall assume and agree to pay, perform and discharge in full the following debts, contracts, obligations and liabilities of Seller (the "Assumed Liabilities"), and no others, as and when due, and to indemnify and hold Seller and Powell harmless therefrom:

          (a) all obligations and liabilities of Seller arising on or after the Closing Date under its office leases for the premises located at 5516 Falmouth Street, Suite 108, Richmond, Virginia; 22 Enterprise Parkway, Suite 100, Hampton, Virginia 23666; and 4525 South Boulevard, Suite 203, Virginia Beach, Virginia 23452; and

          (b) all obligations or liabilities arising on or after the Closing Date under Seller's client agreements and arrangements set forth in Schedule 1.1.C and Seller's equipment leases and other agreements, contracts and instruments set forth in Schedule 1.1.D.

          1.5 Liabilities Not Assumed. Other than the liabilities referred to in Section 1.4, Buyer shall not assume or be deemed to have assumed any of the liabilities or obligations of Seller of any kind (together, the "Unassumed Liabilities"), including, without limitation:

          (a) any liability claims with respect to the business and affairs of Seller and the acts and omissions of its current or former officers, directors, employees and agents, either before or after the Closing Date;

          (b) any obligation or liability of Seller to Powell or any other current or former officer or director of Seller;

          (c) any obligation or liability for federal, state, local or foreign income or other taxes (including any related penalties, fines and interest) of Seller, including, without limitation, any and all taxes arising out of the transactions contemplated hereby;

          (d) any obligation or liability arising out of the operation of Seller's business (including the Business) prior to the Closing Date, including any rebates, discounts, offsets or concessions attributable to amounts invoiced to clients of Seller prior to the Closing Date;

          (e) any obligation or liability to Seller's temporary, payrolled, leased or full-time employees for salary, wages, bonuses or other compensation or benefits, including any with respect  to  retirement  plans, and accrued  vacation,  sick  and holiday time and pay incurred prior to the Closing Date, including, without limitation, any liabilities of Seller contemplated by Section 9.2 but excluding any liabilities set forth in Schedule 1.7;

          (f) any liabilities of Seller with respect to any pension, retirement, savings, profit-sharing or other benefit plans;

          (g) any liability arising out of, and any expenses relating to, any claim, action, dispute or litigation involving
Seller;

          (h)   any  liability  of Seller for  fines,  penalties,
damages   or   other  amounts  payable  to  any   government   or
governmental agency or instrumentality; and

          (i)   any  obligation or liability of Seller or  Powell
for  any  expenses  incurred  in preparing  or  negotiating  this
Agreement   and   consummating  the   transactions   contemplated
hereunder.

Seller and Powell, jointly and severally, agree to discharge and indemnify, defend and hold harmless Buyer and Headway and their respective officers, directors, employees, agents and stockholders from all Unassumed Liabilities, whether or not now known, liquidated or contingent, including, without limitation, any that might otherwise be deemed to have been assumed by Buyer by virtue of its purchase of the Acquired Assets or otherwise by operation of law.

          1.6 Allocation of Purchase Price. Buyer and Seller agree to report this transaction for United States federal income tax purposes in accordance with a written allocation of Purchase Price to be prepared, initialed and mutually agreed to by Buyer and Seller at or before the Closing Date.

          1.7 Closing Date Adjustments. On or before the Closing Date, Buyer and Seller shall determine and agree on, as of the Closing Date, (i) any amounts that Seller may have prepaid for equipment or office leases included in the Acquired Assets in respect of periods beginning on or after the Closing Date,
(ii) any amounts that Seller may have prepaid for sales, use or similar taxes, license fees (exclusive of corporate franchise fees), insurance, services or other expenses relating to the Acquired Assets in respect of periods beginning on or after the Closing Date, (iii) the amount of any bonuses, vacation, sick or holiday time or pay accrued as of the Closing Date with respect to temporary, payrolled, leased or full-time employees of Seller retained by Buyer pursuant to Section 9.2, as set forth in
Schedule 1.7 and (iv) any amounts of the type described in clauses (i) and (ii) in respect of periods prior to the Closing Date which are expected to be billed after the Closing Date. All amounts relating to periods ending prior to the Closing Date shall be for the account of Seller and all amounts relating to periods beginning on or after the Closing Date shall be for the account of Buyer. The respective amounts shall be netted against each other on the Closing Date. If the result is an amount owing to Seller, Buyer shall pay such amount to Seller on the Closing Date. If the result is an amount owing to Buyer, Seller shall pay such amount to Buyer at the Closing Date.

          1.8   Collection of Accounts Receivable and Time  Sheet
Receivables.

          (a) From time to time after the Closing Date, Buyer and Seller shall determine and agree upon any time sheets of temporary, payrolled or leased personnel employed by Seller in connection with the Business not submitted to Seller prior to the Closing Date attributable to services rendered by such personnel to clients of the Business on or prior to the Closing Date. Seller shall pay such employees and render invoices (the "Invoices") to the client for the services so provided and shall be entitled to any proceeds received therefrom. However, if requested by Seller, and to the extent practicable, Buyer shall pay such employees and render and collect such Invoices. After any Invoice is collected by Buyer, Seller shall be entitled to receive from Buyer the amount so collected, less (i) 115% of the amount actually paid by Buyer to the personnel who provided the service to which such invoice relates and (ii) any billed expenses paid by Buyer to such personnel in connection with their providing such service (the "Net Invoice Amount"). Buyer shall remit to Seller all Net Invoice Amounts and payments received by it on account of any Receivables within 15 days after the end of each month in which such payments or Net Invoice Amounts are received. While Buyer shall use reasonable efforts to collect the Receivables and the Invoices commensurate with the efforts it would use to collect its own accounts receivable, Buyer shall not be required to institute litigation or other collection proceedings in order to do so and, in any event, Buyer shall have no liability to Seller for any Receivables or Invoices that are not collected. Seller shall have the right to institute collection proceedings with respect to any Receivables that are aged more than 120 days after the date of the related invoice, but shall notify Buyer of any such action not less than five business days before it is instituted.

          (b) Seller shall promptly pay to Buyer, if and when received, any amounts which are received by it after the Closing Date in respect of any of the Acquired Assets or with respect to any accounts receivable generated by Buyer with respect to periods on or after the Closing Date; provided, that if any such amount is remitted to Buyer more than 5 business days after receipt by Seller, Seller shall pay interest to Buyer on such amount for that number of days during which such amount remains unremitted to Buyer at the Default Rate for Base Rate Loans (as those terms are defined in the Credit Agreement). If Buyer receives after the Closing Date any payments with respect to any assets of Seller not included in the Acquired Assets other than with respect to the Invoices and the Receivables (which shall be governed by Section 1.8(a)), Buyer shall promptly pay such amounts to Seller; provided, that if any such amount is remitted to Seller more than 5 business days after receipt by Buyer, Buyer shall pay interest to Seller on such amount for that number of days during which such amount remains unremitted to Seller at the Default Rate for Base Rate Loans. Any amounts received pursuant to this Section 1.8(b) shall be applied to the receivables specifically identified by the client. If no such identification is provided, Buyer or Seller, as the case may be, shall inquire of client for written identification and apply the amount received accordingly. Seller agrees to permit Buyer to use its name for the purpose of depositing checks received by Buyer in respect of accounts receivable generated by Buyer attributable to periods on or after the Closing Date.

          1.9    Nonassignable  Contracts.    Nothing   in   this
Agreement shall be construed as an attempt to assign any contract which is by law nonassignable without the consent of any other party thereto unless and until such consent is given.

          2.    Closing.   The consummation of the  purchase  and
sale of the Acquired Assets shall take place at 10:00 a.m. on March 23, 1998 (the "Closing Date") at the offices of Christy &
Viener, 620 Fifth Avenue, New York, New York 10020.

          3.    Conditions  to  the Obligations  of  Buyer.   The
obligations  of  Buyer  under  Section  1  are  subject  to   the
satisfaction, on or before the Closing Date, of the following conditions:

          3.1 Due Performance. Seller and Powell shall have in all material respects fully performed and complied with all agreements and conditions required under this Agreement to be performed or complied with by it or him on or prior to the Closing Date.

          3.2 Accuracy of Representations and Warranties. All representations and warranties of Seller and Powell set forth in
Section 6 of this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

          3.3    Certificate.   Buyer  shall  have   received   a
certificate from each of Seller and Powell to the effect set forth in Sections 3.1 and 3.2.

          3.4 Related Instruments. Seller shall have executed and delivered to Buyer a General Bill of Sale in customary form with respect to the Acquired Assets, as well as such other instruments of assignment with respect to specific Acquired Assets as Buyer shall reasonably request.

          3.5 Solvency Certificate. Powell, individually and in his capacity as President of Seller, and the most senior financial officer or employee of Seller shall have executed and delivered to Buyer and Headway a certificate attesting to the solvency of Seller.

          3.6 Financial Statements. On or before the Closing Date, Seller and Powell shall have prepared and delivered to Buyer and Headway (a) unaudited financial statements with respect to the Business as of and for the nine-month period ended September 30, 1997 and for the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997 (collectively, the "Unaudited Financial Statements") and (b) audited issued financial statements of Seller for the fiscal year ended December 31, 1996 (the "Audited Financial Statements"; the Audited Financial Statements and the Unaudited Financial Statements being collectively referred to as the "Financial Statements"). The Financial Statements delivered pursuant to this Section 3.6 shall have been prepared at the expense of Seller and Powell in accordance with generally accepted accounting principles applied on a basis consistent throughout all periods presented and on an accrual basis.

          3.7 Procedures Report. On or before the Closing Date, Seller and Powell shall have delivered to Buyer and Headway a report prepared by Arthur Andersen, LLP with respect to income and expense verification procedures of Seller in form and substance reasonably satisfactory to Buyer and Headway.

          3.8 Lease Assignments. On the Closing Date, Buyer and Select shall have entered into lease assignment agreements with the landlords of each of the Richmond, Hampton and Virginia Beach, Virginia offices in form and substance satisfactory to Buyer and Headway.

          3.9 Non-Competition Agreement Assignments. On or prior to the Closing Date, Seller shall provide Headway and Buyer with evidence of the assignment to Buyer of all non-competition agreements of Seller with all of its permanent employees with respect to the Business.

          3.10 Form UCC-3's. On or prior to the Closing Date, Buyer shall have received from each of Crestar Bank ("Crestar") and NationsBank, National Association ("NationsBank"), original signed Form UCC-3's releasing all liens held by each of Crestar and NationsBank with respect to the Acquired Assets, all such releases to be in form and substance satisfactory to Buyer and Headway.

          3.11 Legal Opinion. Buyer shall have received an opinion of Messrs. Hunton & Williams, counsel for Seller and Powell, dated the Closing Date, reasonably satisfactory in form and substance to counsel for Buyer and covering the matters set forth in Sections 6.1 (exclusive of the last sentence thereof), 6.2, 6.3, 6.4(a) and 6.8.

          3.12 Corporate Action. Buyer shall have received copies, certified by the Secretary of Seller, of resolutions of its Board of Directors and sole Stockholder approving the execution of this Agreement and the consummation of the transactions contemplated hereby.

          3.13 Consents and Governmental Approvals. Headway and Buyer shall have received any material consents of third parties, and any authorizations, orders, grants, consents, permits and approvals of all relevant governmental authorities, required in connection with the consummation of the transactions contemplated under this Agreement, without the imposition of any materially burdensome conditions or restrictions, which shall continue to be in full force and effect on the Closing Date.

          3.14 No Claims. No claim, action, suit, investigation or proceeding shall be pending or threatened against any of the parties which, if adversely determined, might (i) prevent or hinder consummation of the transactions contemplated by this Agreement, (ii) result in the payment of substantial damages by Buyer or Headway as a result of the transactions contemplated hereby or (iii) materially and adversely affect the business or assets of Seller, Buyer or Headway.

          4. Conditions to the Obligations of Seller and Powell. The obligations of Seller and Powell under Section 1 are subject to the satisfaction, on or before the Closing Date, of the following conditions:

          4.1 Due Performance. Headway and Buyer shall have in all material respects fully performed and complied with all agreements and conditions required under this Agreement to be performed or complied with by them on or prior to the Closing Date.

          4.2 Accuracy of Representations and Warranties. All representations and warranties of Headway and Buyer set forth in
Section 7 of this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

          4.3    Certificate.   Seller  and  Powell  shall   have
received a certificate from each of Buyer and Headway to the effect set forth in Sections 4.1 and 4.2.

          4.4 Related Instruments. Buyer shall have executed and delivered to Seller a General Instrument of Assumption in customary form with respect to the Assumed Liabilities, as well as such other instruments of assumption with respect to specific Assumed Liabilities as Seller shall reasonably request.

          4.5 Legal Opinion. Seller and Powell shall have received an opinion of Messrs. Christy & Viener, counsel for Buyer and Headway, dated the Closing Date, reasonably satisfactory in form and substance to counsel for Seller and Powell and covering the matters set forth in Sections 7.1 (exclusive of the last sentence thereof), 7.2, 7.3, 7.4 (a) and 7.6.

          4.6 Corporate Action. Seller and Powell shall have received copies from each of Headway and Buyer of resolutions of their respective Board of Directors certified by their respective Secretaries, in each instance approving the execution of this Agreement and the consummation of the transactions contemplated hereby.

          4.7 Consents and Governmental Approvals. Seller and Powell shall have received any material consents of third parties, and any authorizations, orders, grants, consents, permits and approvals of all relevant governmental authorities, required in connection with the consummation of the transactions contemplated under this Agreement, without the imposition of any materially burdensome conditions or restrictions, which shall continue to be in full force and effect on the Closing Date.

          4.8 No Claims. No claim, action, suit, investigation or proceeding shall be pending or threatened against any of the parties which, if adversely determined, might (i) prevent or hinder consummation of the transactions contemplated by this Agreement, (ii) result in the payment of substantial damages by Seller or Powell as a result of the transactions contemplated hereby or (iii) materially and adversely affect the business or assets of Seller, Buyer or Headway.

          5. Waiver of Conditions. Each of the parties shall have the right to waive, in whole or in part, any of the conditions to its performance set forth in this Agreement and, on such waiver, the waiving party may proceed with the consummation of the transactions contemplated herein, it being understood that such waiver shall not constitute a waiver of any right which such party may have by reason of the breach by the other party of any representation, warranty or agreement contained herein.

          6.    Representations  and  Warranties  of  Seller  and
Powell. Each of Seller and Powell, jointly and severally, represents and warrants to Buyer and Headway as follows (as used herein, "Seller's knowledge" shall mean the actual knowledge of Seller's officers and key employees, including Stephanie Burch, excluding knowledge implied by law):

          6.1 Due Organization and Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to own, lease and operate its properties and to carry on its business in the places and in the manner currently conducted or proposed to be conducted. Seller is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned or leased by it makes such qualification necessary and where such failure to so qualify would have a material adverse effect on the Business.

          6.2 Authority; Due Authorization. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Seller has taken all corporate action necessary for the execution and delivery by it of this Agreement and for the consummation of the transactions contemplated hereby. Powell has the requisite power and authority to execute and deliver, and has taken all action necessary for the execution and delivery of, this Agreement and for the consummation of the transactions contemplated hereby.

          6.3 Valid Obligation. This Agreement, when executed and delivered by each of Seller and Powell, shall constitute the valid and binding obligation of each of Seller and Powell, enforceable in accordance with its terms, except as may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

          6.4 No Conflicts or Defaults. The execution and delivery of this Agreement by each of Seller and Powell and the consummation of the transactions contemplated hereby, do not and shall not (a) contravene the Articles of Incorporation or By-Laws of Seller or (b) with or without the giving of notice or the passage of time, (i) materially violate or conflict with, or result in a material breach of, or a material default or loss of rights under, any agreement, lease, mortgage, instrument, permit or license to which Seller is a party and which is included in the Acquired Assets, or to which any of the Acquired Assets are subject, or any judgment, order, decree, law, rule or regulation to which any of the Acquired Assets are subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest on or with respect to any of the Acquired Assets or (iii) terminate or give any party the right to terminate, abandon or refuse to perform any material agreement, arrangement or commitment to which Seller is a party and which is included in the Acquired Assets or to which any of the Acquired Assets are subject.

          6.5 Copies of Charter Documents. Copies of the Articles of Incorporation and By-Laws of Seller, in each case as amended to the date hereof, have been delivered to Buyer or its representatives and are true and complete copies of such documents as in effect on the date of this Agreement.

          6.6 Capitalization of Seller Powell holds all of the issued and outstanding capital stock of Seller. There are no outstanding options, warrants, rights, conversion rights, preemptive rights, calls, commitments or demands of any character obligating Seller or Powell to issue, sell, redeem or repurchase any capital stock of Seller or any other security giving a right to shares of Seller's capital stock, or obligating Powell to sell or otherwise dispose of any of his shares of capital stock of Seller.

          6.7 Subsidiaries and Related Parties. The Business is conducted entirely by and through Seller. Seller has no direct or indirect subsidiaries, nor are there any other entities that Seller otherwise directly or indirectly controls or in which it has any ownership or other interest. Except as set forth in
Schedule 6.7, neither Powell nor any director, officer or key employee of Seller or any of their respective affiliates or relatives has any direct or indirect interest (other than an ownership interest of up to 5% of the voting securities of any corporation, the securities of which are publicly-traded) in any assets used in the Business or in any corporation, partnership or other entity that (a) competes with Seller, (b) sells or purchases products or services to or from Seller, (c) leases real or personal property to or from Seller or (d) otherwise does business with Seller.

          6.8 Authorizations. Except as set forth in Schedule 6.8, no authorization, approval, order, license, permit or consent of, or filing or registration with, any court or governmental authority, regulatory entity or official body, and no consent of any other party, is required in connection with the execution, delivery and performance of this Agreement by each of Seller and Powell.

          6.9  The Acquired Assets.

          (a) Seller has and shall transfer to Buyer, good and marketable title to all of the Acquired Assets, free and clear of all claims, liens, security interests, charges, restrictions and other encumbrances except: (i) any created pursuant to this Agreement; (ii) any arising under leases of real or personal property to which Seller is a party and which have been specifically disclosed to Buyer; or (iii) mechanics' or other liens arising or incurred in the ordinary course of business and which do not interfere materially with the possession, ownership or use of any real or personal property used by Seller in connection with the Business.

          (b) Set forth in Schedule 6.9 is a list of all real property leased by Seller in connection with the Business, with a brief description of the premises. Seller owns no real property used in connection with the Business.

          (c) The office equipment, furniture, vehicles, computers, computer software, office supplies and leasehold improvements included in the Acquired Assets are, in all material respects, in good operating condition and repair, reasonable wear and tear excepted, and are satisfactory for the requirements of the Business.

          6.10 Client Agreements.

          (a) Schedule 1.1.B sets forth a true and complete list of all written and oral client agreements and arrangements to which Seller is party relating to the Business (the "Client Agreements"). Seller has furnished Buyer with a true copy of each Client Agreement or a written description of any Client
Agreement that has not been reduced to writing. The Client Agreements constitute all of the contracts, agreements, understandings and arrangements pursuant to which Seller provides any temporary, permanent, leased or payrolled employee services for or with respect to the clients who are parties to such agreements. Except as set forth in Schedule 6.10.A, (i) each Client Agreement was entered into in the ordinary course of Seller's business, (ii) is in full force and effect on the date of this Agreement and is valid, binding and enforceable in accordance with its terms, (iii) Seller is not in material breach or default under any of the Client Agreements and has not received any notice or claim of any such breach or default from any party, (iv) to the knowledge of Seller and the best knowledge of Powell, the relationship of Seller with the clients that are parties to the Client Agreements is generally good and there has been no expression of any intention to terminate or materially modify any of such relationships, (v) neither Seller nor Powell has any knowledge of any material breach or default under any of the Client Agreements by any other party thereto, (vi) no event or action has occurred, is pending or, to Seller's knowledge, is threatened, which, after the giving of notice, passage of time or otherwise, could constitute or result in any such material breach or default by Seller or any other party under any of the Client Agreements and (vii) no material amount claimed to be payable to Seller under any of the Client Agreements is being disputed by any client.

          (b) Except as set forth in Schedule 6.10.B, (i) for its services under each Client Agreement, Seller receives the compensation provided under such Client Agreement, without discount, offset or concessions of any kind, and Seller has not proposed or agreed to offer or accept any discount, offset or concession and (ii) to the knowledge of Seller and the best knowledge of Powell, the payment history of the clients under the Client Agreements is good as judged by industry standards. Set forth in Schedule 6.10.C is an aging schedule for all of Seller's accounts receivable and accounts payable as of the Closing Date, which list is accurate in all material respects.

          6.11 Financial Statements.

          (a) The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout all periods presented. Such statements are correct and complete in all material respects, are reconcilable to the books and records of Seller, and present fairly the financial position of Seller (with respect to the Business) as of the dates, and the results of operations, cash flows and changes in financial position of Seller for the periods, indicated, except for the omission of footnotes and for year-end review adjustments (which are not expected by Seller or Powell to be material).

          (b) Except as set forth in Schedule 6.11, Seller had no material liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise, which are required to be reflected or reserved in a balance sheet with respect to the Business or the notes thereto under generally accepted accounting principles, but which are not reflected in the Financial Statements.

          6.12 Other Agreements.

          (a) Schedule 1.1.C sets forth a true and complete list of the office leases, equipment leases and other agreements, contracts and instruments included in the Acquired Assets other than the Client Agreements (the "Other Agreements"). Together with the Client Agreements, the Other Agreements constitute all of the material contracts, agreements, understandings and arrangements required for the operation of the Business, as currently conducted by Seller, or which have a material effect thereon.

          (b) Except as set forth in Schedule 6.12, (i) each Other Agreement was entered into in the ordinary course of business of the Business, is in full force and effect on the date of this Agreement and is valid, binding and enforceable in accordance with its terms, (ii) Seller is not in material breach or default under any of the Other Agreements and has not received any written notice or claim of any such breach or default from any party, (iii) neither Seller nor Powell have any knowledge of any material breach or default under any of the Other Agreements by any party thereto and (iv) no event or action has occurred, is pending or, to Seller's knowledge, is threatened, which, after the giving of notice, passage of time or otherwise, could constitute or result in any such material breach or default by Seller or any other party under any of the Other Agreements.

          6.13 Intellectual Property. Seller owns or has legal right to use the trade name "Select Staffing" without infringing on the rights or intellectual property of any third party. No royalties or fees are payable by Seller to any party by reason of the use by Seller of any of such intellectual property. To Seller's knowledge, Seller has not received any claims that it or its products or services have infringed the rights of others, and neither Seller nor Powell are aware of any infringement by others of Seller's intellectual property.

          6.14 Taxes. Except as set forth in Schedule 6.14, Seller has filed all federal, state, local and foreign returns and reports which were required to be filed prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, value-added, sales, use or other taxes, imposts, duties or assessments (together with any related penalties, fines or interest, "Taxes"). Each such return and report is complete and accurate in all material respects, and Seller has paid, or established adequate reserves for payment of, all Taxes (and any related penalties, fines and interest) shown to be due on such returns or reports and any assessments received with respect thereto. Except as set forth in Schedule 6.14, Seller has received no notice of any claims pending or threatened for taxes against it for periods prior to the date hereof, in excess of such reserves.

          6.15 Permits; Compliance with Law. Seller holds all permits, certificates, licenses, approvals and other authorizations of governmental authorities as are materially necessary to the conduct of the Business. Seller is in material compliance with the terms of each thereof and have not received any notice or claim pertaining to the failure to obtain, or the breach or violation of the terms of, any such authorization. Neither Seller nor Powell has received any notice of any proceeding or investigation likely to result in the suspension or revocation of any such authorization. Seller is conducting the Business in material compliance with all applicable federal, state and local laws, ordinances, rules, regulations and court or administrative orders and decrees, including, without limitation, any respecting wage and hour, withholding and unemployment compensation requirements.

          6.16 Litigation. Except as set forth in Schedule 6.16, there are no claims, actions, suits, proceedings, investigations or criminal proceedings, at law or in equity, before any court, tribunal, governmental authority or other forum (collectively, "Proceedings") pending or, to Seller's knowledge, threatened, against Seller which, if adversely determined, would, singly or in the aggregate, have a material adverse effect on the Business or the Acquired Assets or the ability of Seller or Powell to perform their respective obligations under this Agreement or which would challenge the validity or propriety of the transactions contemplated in this Agreement. Schedule 6.16 contains a list of all Proceedings to which Seller is a party or to which it or any of the Acquired Assets are subject. There is no material outstanding and unsatisfied judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or governmental authority against or materially affecting Seller, the Business or any material portion of the Acquired Assets.

          6.17 Ordinary Course; No Material Adverse Effect. Except as set forth in Schedule 6.17 and for the transactions contemplated in this Agreement, since December 31, 1996, Seller has conducted its business and maintained its assets substantially in the same manner as previously conducted or maintained and solely in the ordinary course and, since such date, there has not been any event that has or would, with or without the giving of notice or the passage of time, result in a material adverse effect on Seller or the Business. Since January 1, 1998, Seller has not entered into any new real property leases (other than with respect to Virginia Beach, Virginia office) or moved any temporary, payrolled, leased or full-time employees employed by Seller in connection with the Business as of such date to locations other than the Richmond, Hampton, Norfolk or Virginia Beach, Virginia locations.

          6.18 Employee Benefits and Relations.

          (a) Except as set forth in Schedule 6.18, Seller does not maintain or sponsor, or contribute or has any obligation or liability to, any employee pension benefit plan, employee welfare benefit plan or multi-employer plan (as such terms are defined in Sections 3(2), 3(1) and 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). Set forth in
Schedule 6.18 is a list of all bonus, pension, profit-sharing, deferred compensation, stock ownership, stock bonus, stock option, phantom stock, retirement, vacation, disability, death benefit, unemployment, hospitalization, medical, dental, severance, or other plan, agreement, arrangement or understanding providing benefits to any current or former employee, officer or director of Seller or to which Seller has any liability or obligation (all such plans, agreements, arrangements and understandings are referred to as "Benefit Plans"). Seller and Powell have delivered to Buyer and Headway true, complete and correct copies of (i) each Benefit Plan and all amendments thereto (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) annual reports on Form 5500 for the past three years (together with accompanying financial statements) filed with the Internal Revenue Service or Department of Labor, as applicable, with respect to each Benefit Plan (if any such report was required), (iii) all summary plan descriptions for each Benefit Plan for which such summary plan description is required or otherwise available and (iv) each trust agreement and group annuity contract relating to any Benefit Plan. No Benefit Plan provides for post-retirement medical or life insurance benefits unless the event giving rise to the benefit entitlement occurs prior to the employee's retirement (except as required by Title I, Part 6 of ERISA).

          (b) Any accrued obligations of Seller under all Benefit Plans that are required to be reflected on the balance sheet of Seller in accordance with generally accepted accounting principles are reflected thereon as of the dates indicated thereon and on the books and records of Seller for all periods thereafter. Seller and Powell have provided Buyer with copies of all such balance sheets, books and records.

          (c) Except as set forth in Schedule 6.18, each Benefit Plan and any related trust complies currently, and has complied at all times in the past, both as to form and operation, in all material respects with the terms of such Benefit Plan and with the applicable provisions of ERISA, the Code and other applicable laws. All necessary government approvals for each Benefit Plan have been obtained on a timely basis.

          (d) Except as set forth in Schedule 6.18, Seller has no liability (contingent or otherwise) with respect to any terminated Benefit Plan. Seller is not a member of, and has no liability with respect to, a controlled group of corporations or a trade or business (whether or not incorporated) under common control which, together with Seller, is or was at any time treated as a single employer under Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b)(1) of ERISA.

          (e) Seller is not a party to any union or collective bargaining contract with respect to any of its employees and there has not been, nor has Seller or Powell received written notice threatening, any representational or organizational activity, strike, slowdown, picketing or work stoppage by any union or other group of employees against Seller.

          (f) Schedule 6.18 sets forth (i) the name of each director and officer of Seller and each employee and sales representative employed by Seller in connection with the Business (other than temporary or payrolled personnel), together with the annual compensation rate for each such person, and (ii) each oral or written contract, commitment or understanding between Seller and any current or former director, officer, stockholder or agent of Seller and any current or former sales person or employee employed by Seller in connection with the Business, or any associate or relative of such persons (other than temporary or payrolled personnel).

          6.19 Miscellaneous. All representations and warranties of Seller and Powell set forth in this Agreement and all information set forth in the Schedules are true and complete in all material respects and no such representation, warranty or information contains any untrue statement of a material fact or, to the knowledge of Seller and Powell, omits to state any material fact necessary in order to make such representation, warranty or information, in light of the circumstances under which it is made, not false or misleading. Any disclosure made pursuant to any of the representations and warranties in this
Section 6 shall be deemed to have been made for purposes of any other such representations and warranties.

          7.     Representations  and  Warranties  of  Buyer  and
Headway.   Buyer  and Headway,  jointly and severally,  represent
and warrant to Seller and Powell as follows:

          7.1 Due Organization and Qualification. Each of Buyer and Headway is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business in the places and in the manner currently conducted or proposed to be conducted. Each of Buyer and Headway is qualified to do business and is in good standing as a foreign corporation in which the nature of the activities conducted by it or the character of the properties owned or leased by it makes such qualification necessary and the failure to so qualify would have a material adverse effect on its business.

          7.2 Authority; Due Authorization. Each of Buyer and Headway has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including with respect to Headway, the guarantee of Headway set forth in Section 1.3(g). Each of Buyer and Headway has taken all corporate action necessary for the execution and delivery by it of this Agreement and for the consummation of the transactions contemplated hereby, including, with respect to Headway, the guarantee of Headway set forth in Section 1.3(g).

          7.3 Valid Obligation. This Agreement, when executed and delivered by each of Buyer and Headway, shall constitute their respective valid and binding obligations, enforceable in accordance with its terms, except as may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

          7.4 No Conflicts or Defaults. The execution and delivery of this Agreement by each of Buyer and Headway, and the consummation of the transactions contemplated hereby, do not and shall not (a) contravene the Certificates of Incorporation or the By-Laws of Buyer or Headway or (b) with or without the giving of notice or the passage of time, materially violate or conflict with, or result in a material breach of, or a material default or loss of rights under, any agreement, lease, mortgage, instrument, permit or license to which Buyer or Headway is a party or by which Buyer or Headway are bound or any judgment, order, decree, law, rule or regulation to which Buyer or Headway are subject.

          7.5 Copies of Charter Documents. Copies of the Certificates of Incorporation and By-Laws of each of Buyer and Headway, in each case as amended to the date hereof, have been delivered to Seller and Powell and are true and complete copies of such documents as in effect on the date of this Agreement.

          7.6 Authorizations. No authorization, approval, order, license, permit or consent of, or filing or registration with, any court or governmental authority, regulatory entity or official body, and no consent of any other party, is required in connection with the execution, delivery and performance of this Agreement by Buyer and Headway.

          7.7 Litigation. There are no Proceedings, pending or threatened, against Buyer or Headway which, if adversely determined, would, singly or in the aggregate, have a material adverse effect on the ability of Buyer or Headway to perform their respective obligations under this Agreement or which would challenge the validity or propriety of the transactions contemplated in this Agreement. There is no material outstanding and unsatisfied judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or governmental authority against or materially affecting Buyer or Headway or any material portion of their respective assets.

          7.8 Miscellaneous. All representations and warranties of Buyer and Headway set forth in this Agreement were, as of the date on which they were made or given, true and complete in all material respects and no such representation, warranty or information contains or contained any untrue statement of a material fact or, to the knowledge of Buyer and Headway, omits or omitted to state any material fact necessary in order to make such representation or warranty, in light of the circumstances under which it is or was made, not false or misleading. Any disclosure made pursuant to any of the representations in this
Section 7 shall be deemed to have been made for purposes of any other such representations.

          8. Survival of Representations and Warranties. All representations and warranties made by any party in this Agreement or in any document or certificate delivered pursuant to this Agreement shall survive for a period of two years from the Closing Date (except that the representations and warranties set forth in Sections 6.14 and 6.18 relating to Taxes and Benefit Plans shall survive for a period equal to the statute of limitations applicable to any claims and liabilities which may result from a breach thereof) and shall be unaffected by any investigation made by or on behalf of any party or by any notice of breach of, or failure to perform under, this Agreement which is not effectively waived pursuant to Section 5, subject, however, to the limitations on indemnification set forth in
Section 12.5.

          9.   Post-Closing Matters.

          9.1 Use of Select Staffing Mark. Seller grants Buyer (or its nominee) the right to use the trade name "Select Staffing" for a period of 90 days following the Closing Date, alone or in conjunction with the name "Headway", including, without limitation, the right to (a) publish ads stating that the Select Staffing offices located in Richmond, Hampton and Virginia Beach, Virginia are now part of the Headway group of companies and (b) identify on invoices and other correspondence and/or have its staff answer the telephone and identify such offices as "Select/Headway" or "Headway/Select". Buyer (or its nominee) shall obtain Seller's prior approval for any other written use of "Select Staffing", which approval shall not be unreasonably withheld. Seller agrees to respond to such request within 24 hours of receipt thereof, and, if such response is not received within such 24-hour period, the request shall be deemed granted.

          9.2 Seller's Employees. Buyer shall, after conferring with Powell in such regard, inform Seller reasonably prior to the Closing Date as to whether it wishes to employ any employees employed by Seller in connection with the Business, and if it wishes to do so, the names of such employees and the positions and compensation Buyer proposes to offer them. Seller shall permit Buyer to offer employment to such employees on the terms proposed by Buyer prior to the Closing Date. Immediately prior to the Closing Date, Seller shall inform any of Seller's employees to whom Buyer does not offer employment, or who do not accept Buyer's offer of employment if made, that they shall be relieved of their duties with respect to the business of Seller being acquired by Buyer hereunder, effective on the Closing Date. All liabilities and obligations associated with the termination of employment by Seller of any of its employees to whom Buyer does not offer employment or who do not accept Buyer's offer of employment under contract or applicable law or otherwise shall be the sole responsibility of Seller, and Seller and Powell, jointly and severally, shall discharge and indemnify, defend and hold harmless Buyer and Headway and their respective officers, directors, employees, agents and shareholders from all such obligations and liabilities.

          9.3 Seller Financial Statements. On or prior to April 30, 1998, Seller and Powell shall have prepared and delivered to Buyer and Headway (a) audited financial statements with respect to the Business for the fiscal year ending December 31, 1997, (b) audited issued financial statements of Seller for the fiscal years ended December 31, 1996 and December 31, 1997 and (c) unaudited financial statements with respect to the Business as of and for the three-month periods ending March 31, 1997, June 30, 1997 and September 31, 1997. The financial statements shall be prepared at the expense of Seller and Powell in accordance with generally accepted accounting principles applied on a basis consistent throughout all periods presented and on an accrual basis. The audited financial statements may be prepared by Seller's accounting firm as long as the firm is a member of the SEC Practice section of the AICPA and agrees to provide the consents required for the inclusion of their audit reports in any filings made by Headway with the Securities and Exchange Commission that require inclusion of any of such financial statements.

          9.4 Buyer Financial Statements and Billing Reports. Buyer agrees, for the period from the Closing Date until the end of the third Earnout Period, to provide Seller with unaudited monthly financial statements with respect to the Business within 45 days after the end of each such month, commencing with the month ending April 30, 1998. Such financial statements shall not contain footnotes and may be subject to later adjustments and/or revisions by Buyer. Buyer agrees to provide Seller, as promptly as available, billing reports with respect to the Business for the period from the Closing Date through March 31, 1998.

          9.5 Further Assurances. Whenever reasonably requested to do so by a party to this Agreement, on or after the Closing Date, any other party shall do, execute, acknowledge and deliver all such acts, bills of sale, assignments, confirmations, consents and any and all such further instruments and documents, in form reasonably satisfactory to the requesting party, as shall be reasonably necessary or advisable to carry out the intent of this Agreement, including, without limitation, to vest in Buyer all of the right, title and interest of Seller in and to the Acquired Assets.

          9.6 Authorization to Buyer. Without limiting in any respect the right, title and interest in and to the Acquired Assets to be acquired by Buyer hereunder, Seller irrevocably authorizes, effective upon the Closing Date, Buyer and its successors and assigns, to demand and receive, from time to time, any and all of the Acquired Assets, to give receipts and releases for or in respect of the same, to collect, assert or enforce any claim, right or title of any kind therein or thereto and, for such purpose, from time to time, to institute and prosecute in the name of Seller (but only if Seller consents to such use of its name), or otherwise, any and all proceedings at law, in equity or otherwise, which Buyer shall deem expedient or desirable. Each of Powell and Seller hereby waives any right to challenge the transactions contemplated by this Agreement pursuant to sections 270 through 281 of the New York Debtor and Creditor Law, 11 U.S.C. 547, 548 or 550 or any other similar state or federal statutes and shall use his or its best efforts to prevent any third party from exercising or enforcing any such rights or remedies, and Powell, Seller and Seller's officers and directors shall cooperate in the defense of Headway and Buyer with respect to any such claims.

          9.7 Correspondence. Seller authorizes Buyer, on and after the Closing Date, to receive and open mail addressed to Seller and to deal with the contents thereof in a responsible manner; provided, that such mail relates to the Acquired Assets or to the business of Seller to be carried on by Buyer. Buyer shall promptly deliver to Seller all other mail addressed to Seller which is received by Buyer. Seller shall have the right, on its request and its expense, to inspect any such mail addressed to it and retained by Buyer and to make copies thereof.

          10.  NonCompetition.

          10.1 General. Each of Seller and Powell agrees, for a period of five years after the Closing Date (the "Term"), that it or he shall not, directly or indirectly:

          (a) within a 75-mile radius of the Richmond, Hampton, Norfolk and Virginia Beach, Virginia locations (the "Market Area"), engage, for or on behalf of itself or any person or entity other than Buyer or Headway, in the business of the placement or provision of temporary, permanent, leased or payrolled personnel (including self-incorporated personnel);

          (b) solicit or attempt to solicit business for services offered by Seller, Buyer or Headway from any parties who
(i) are clients of Seller (with respect to the Business) on the Closing Date or at any time during the 12 months prior to the Closing Date or to whom Seller (in connection with the Business) has made or makes proposals for services during the 12 months preceding the Closing Date or (ii) are clients of Buyer or Headway during the Term or to whom Buyer or Headway makes proposals for services during the Term;

          (c) within the Market Area, otherwise divert or attempt to divert from Buyer or Headway any business involving the placement or provision of temporary, permanent, leased or payrolled personnel (including self-incorporated personnel) of the type now or during the Term conducted by Seller (with respect to the Business), Buyer or Headway;

          (d) solicit or attempt to solicit for any business endeavor any employee of Buyer or Headway, including any employee of Seller who is employed by Buyer after the Closing Date; or

          (e) render any services as a joint venturer, partner, consultant or otherwise to, or have any interest as a stockholder, partner, member, lender or otherwise in, any person or entity which is engaged in activities which, if performed by Seller or Powell, would violate this Section 10.1.

The foregoing shall not prevent (a) Seller or Powell from purchasing or owning (i) up to 5% of the voting securities of any corporation, the securities of which are publicly-traded, or (ii) any interest in any entity which is not also engaged in the business of the placement or provision of temporary, permanent, leased or payrolled personnel (including self-incorporated personnel) and (b) Seller from conducting its business, as presently conducted outside of the Market Area. Notwithstanding the foregoing, to the extent that, in any particular instance, Seller wishes to provide a temporary employee specializing in information technology to any of its clients in the Market Area, Seller may fill such assignment itself but only after Seller has subcontracted such assignment to Headway and Headway is unable to fill such assignment within 30 days after the request thereof of Seller. References to Headway and Buyer in this Section 10 shall also be deemed to refer to their respective divisions and subsidiaries.

          10.2 Injunctive Relief. Because Buyer and Headway would not have an adequate remedy at law to protect their businesses from any breach of the provisions of Section 10.1, Buyer and Headway shall be entitled, in the event of such a breach or threatened breach thereof by Seller or Powell, to injunctive relief, in addition to such other remedies and relief that would be available to Buyer. In the event of such a breach, in addition to any other remedies, Buyer and Headway shall be entitled to receive from Seller and Powell, jointly and severally, payment of, or reimbursement for, their reasonable attorneys' fees and disbursements incurred in successfully enforcing any such provision. The provisions of this Section 10 shall survive the Closing Date.

          11. Bulk Sales. Buyer waives compliance by Seller with the provisions of any applicable bulk sales law. Seller shall promptly pay or otherwise discharge all valid claims of its creditors (as defined by the applicable bulk sales law), as and when they become due and payable (in accordance with Seller's customary and commercially reasonable practices), and Seller and Powell, jointly and severally, shall indemnify and hold harmless Buyer and Headway from any and all liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Buyer and arising from the failure of Seller to satisfy the claims of such creditors.

          12.  Indemnification.

          12.1 Obligations of Seller and Powell. Seller and Powell, jointly and severally, shall indemnify, defend and hold harmless Buyer and Headway and their respective officers, directors, employees, agents, shareholders, successors and assigns from and against any Damages (as defined in Section 12.3) in connection with:

          (a) any breach of any representation, warranty or agreement of either Seller or Powell contained in this Agreement or in any certificate, instrument or other agreement delivered by either of them in connection with this Agreement;

          (b) all Unassumed Liabilities and the operation of Seller's business (including the Business) at any time prior to the Closing Date;

           (c) the termination of the employment of any of Seller's employees, as contemplated in Section 9.2; and

          (d) any claim, action, suit or proceeding asserted or instituted on the basis of any matter described in clauses (a),
(b) or (c) of this Section 12.1;

provided, however, that, except in connection with liabilities under clauses (b) or (c) above, the breach of the representations and warranties set forth in Sections 6.14 and 6.18 relating to Taxes and Benefit Plans or the breach of the provisions set forth in Section 10 relating to non-competition (as to which the limitations of these provisos shall not apply), no payment hereunder shall be required to be made by Seller or Powell unless and until the aggregate amount of any such losses, damages, liabilities, costs and expenses exceeds $25,000 and Seller and Powell shall not be required to make payments hereunder in excess of $2,000,000.

          12.2 Obligations of Buyer and Headway. Buyer and Headway, jointly and severally, shall indemnify, defend and hold harmless Seller and Powell and their respective heirs, executors, officers, directors, employees, agents, shareholders, successors and assigns, as applicable, from and against any Damages in connection with:

          (a) any breach of any representation, warranty or covenant of either Buyer or Headway contained in this Agreement or in any certificate, instrument or other agreement delivered by either of them in connection with this Agreement;

          (b) all Assumed Liabilities and the operation by Buyer of the Business at any time on or after the Closing Date; and

          (c) any claim, action, suit or proceeding asserted or instituted on the basis of any matter described in clauses (a) or
(b) of this Section 12.2;

provided, however, that, except in connection with clause (b) above, no payment hereunder shall be required to be made by Buyer or Headway unless and until the aggregate amount of any such losses, damages, liabilities, costs and expenses exceeds $25,000 and Buyer and Headway shall not be required to make payments hereunder in excess of $2,000,000.

          12.3 Damages. For purposes of this Section 12, "Damages" means any loss, liability, damage or expense suffered or incurred by a party in connection with the matters described in Sections 12.1 or 12.2, as the case may be, including, without limitation, assessments, fines, penalties, judgments, settlements, costs, reasonable attorneys' fees and reasonable disbursements and other reasonable out of pocket expenses of the party incident to any matter as to which the party is entitled to indemnification under such Sections, or incident to any allegations or claims which, if true, would give rise to Damages subject to indemnification hereunder, or incident to the enforcement by the party of its rights and remedies under this
Section 12.

          12.4 Proceedings. Any party seeking indemnification pursuant to this Section 12 (the "Indemnified Party") shall give the party from which indemnification is sought (the "Indemnifying Party") prompt notice of any claim, allegation, action, suit or proceeding which it believes might give rise to indemnification under this Section 12, stating the nature and extent of any such claim, allegation, suit or proceeding with reasonable specificity, and the amount thereof, if known. Any failure to give such notice shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party shall have the right to participate in, and, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, to control, the defense of any such claim, allegation, action, suit or proceeding, at the Indemnifying Party's expense, and with counsel of its own choosing reasonably acceptable to the Indemnified Party; provided, however, that if Buyer and Headway are the Indemnified Parties, they shall have the right to withhold such consent and to retain control of such defense in the case of any claim, action, suit or proceeding with respect to which an adverse outcome could have a material adverse effect on Buyer or Headway, with the expense of any counsel retained by Buyer and Headway in any such instance to be at Buyer's and Headway's expense. No settlement or compromise of any such claim, action, suit or proceeding shall be made without the prior consent of the Indemnified Party and the Indemnifying Party, which consent shall not be unreasonably withheld or delayed by either of them.

          12.5 Limitations on Indemnification. No right to indemnification may be asserted under this Section 12 after the second anniversary of the Closing Date, except any such rights to indemnification arising in connection with (a) any matter referred to in Sections 6.14 or 6.18, none of which shall be subject to any time limitation other than any statutes of limitation applicable to such matters, (b) any matter covered by
Section  10  or (c) any claim as to which the notice required  by
Section 12.4 has been given on or prior to the third anniversary of the Closing Date.

          12.6 Offset. It is agreed that, without limiting any other rights of Buyer and Headway, they shall have the right to set off against and deduct from any amounts payable pursuant to the provisions of Section 1.3 the amount of any Damages for which they are entitled to indemnification under this Section 12 and the amount of any unpaid Deficiency Amount, if any, under Section 1.3(e). In order to set off any such indemnity claim against any amount payable to Seller pursuant to Section 1.3, Buyer must, in each instance, provide a certificate to Seller setting forth the claim in reasonable detail. If Seller does not agree to such claim in writing within 10 days after delivery of such notice, Buyer agrees (a) to deposit into escrow, in an interest bearing account, the amount of such claim, with Christy & Viener as escrow agent, under a form of escrow agreement to be mutually agreed by the parties, with the costs of such escrow arrangement to be borne equally by the parties, and (b) to utilize the arbitration procedures set forth in Section 13 to resolve such claim.

          13.  Arbitration.

          13.1 General. Any controversy or claim arising out of or relating to this Agreement shall be finally resolved by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that this
Section 13.1 shall not in any way affect the right of Buyer and Headway to seek injunctive relief or any other remedies pursuant to Section 10.2. Any such arbitration shall take place in New York, New York, before three arbitrators, one of which shall be appointed by Buyer or Headway, one by Seller and Powell, and the third by the arbitrators so appointed; provided, however, that the parties may by mutual agreement designate a single arbitrator. The parties further agree that (i) the arbitrators shall be empowered to include arbitration costs and attorney fees in the award to the prevailing party in such proceedings and (ii) the award in such proceedings shall be final and binding on the parties. The arbitrators shall apply the law of the State of New York, exclusive of conflict of laws principles, to any dispute. Judgment on the arbitrators' award may be entered in any court having the requisite jurisdiction. Nothing in this Agreement shall require the arbitration of disputes between the parties that arise from actions, suits or proceedings instituted by third parties.

          13.2 Consent to Jurisdiction; Service of Process. Each party irrevocably submits to the jurisdiction and venue of the arbitration described in Section 13.1 and to the jurisdiction and venue of the federal and state courts sitting in New York County, New York, for the enforcement of any judgment on the arbitrators' award, and waives any objection it may have with respect to the jurisdiction of such arbitrations or courts or the inconvenience of such forums or venues. Buyer and Headway appoint Messrs. Christy & Viener, 620 Fifth Avenue, New York, New York 10020,
Attention: Laurence S. Markowitz, Esq., and Seller and Powell appoint Messrs. Hunton & Williams, 1751 Pinnacle Drive, Suite 1700, McLean, Virginia 22102, Attention: Joseph W. Conroy, Esq., as their respective attorneys-in-fact and authorized agents solely to receive on their behalf, service of any demands for, or any notice with respect to, arbitration hereunder or any service of process. Service on either of such attorneys-in-fact may be made by registered or certified mail or by personal delivery, in any case return receipt requested, and shall be effective as service on Buyer and Headway or Seller and Powell, as the case may be. Nothing herein shall be deemed to affect any right to serve any such demand, notice or process in any other manner permitted under applicable law.

          14.  Miscellaneous.

          14.1 Entire Agreement; Amendments; No Waivers. This Agreement, together with the Schedules, sets forth the entire understanding of the parties with respect to its subject matter and merges and supersedes all prior and contemporaneous understandings of the parties with respect to its subject matter. No provision of this Agreement may be waived or modified, in whole or in part, except by a writing signed by each of the parties. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.

          14.2 Communications. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified mail envelope addressed to, or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or facsimile number for such party set forth below, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or facsimile number shall be effective only on receipt.

If to Buyer or Headway:                 with a copy to:

Headway Corporate Resources, Inc.       Christy & Viener
850 Third Avenue                        620 Fifth Avenue
New York, New York 10022           New York, New York 10020
Attention:   Barry  S.  Roseman, President  Atten:   Laurence  S.
Markowitz, Esq.
Fax No.:  (212) 508-3540           Fax No.:  (212) 632-5555

If to Seller or Powell:                 with a copy to:

Mr. Jack L. Powell, Jr.                 Hunton & Williams
Select Staffing Services, Inc.          1751 Pinnacle Drive
8200 Greensboro Drive                   Suite 1700
Suite 1010                              McLean, Virginia 22102
McLean,  Virginia  22102                   Attention:  Joseph  W.
Conroy, Esq.
Fax No.:  (703) 761-9748           Fax No.: (703) 714-7410

          14.3 Successors and Assigns. This Agreement shall be binding on, enforceable against and inure to the benefit of, the parties and their respective heirs, successors and permitted assigns (whether by merger, consolidation, acquisition or otherwise), and nothing herein is intended to confer any right, remedy or benefit upon any other person. No party may assign its rights or delegate its obligations under this Agreement without the express written consent of all of the other parties; provided, however, that Buyer may assign its rights or delegate its obligations hereunder, either before or after the Closing Date, to Headway or any other wholly-owned subsidiary of Headway.

          14.4 Expenses. Each of the parties shall bear and pay, without any right of reimbursement from any other party, all costs, expenses and fees incurred by it or on its or his behalf incident to the preparation, execution and delivery of this Agreement and the performance of such party's obligations hereunder, whether or not the transactions contemplated in this Agreement are consummated, including, without limitation, the fees and disbursements of attorneys, accountants and consultants employed by such party, and shall indemnify and hold harmless the other parties from and against all such fees, costs and expenses.

          14.5 Brokers and Finders. Each party represents to the others that no agent, broker, investment banker, financial advisor or other person or entity is or shall be entitled to any broker's or finder's fee or other commission or similar fee in connection with the transactions contemplated by this Agreement. Each party shall indemnify and hold harmless the others from and against any claim, liability or obligation with respect to any fees, commissions or expenses asserted by any person or entity on the basis of any act or statement alleged to have been committed or made by such indemnifying party or any of its affiliates.

          14.6 Public Announcements. No oral or written public announcement or disclosure with respect to this Agreement and the transactions contemplated herein prior to the Closing Date shall be made by or on behalf of any party without the prior approval of the other parties, except to the extent required by applicable securities laws or the rules and regulations of any stock exchange, by court order or as otherwise required by law.

          14.7 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

          14.8 Severability and Savings Clause. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability. In this regard, the parties agree that the provisions of Section 10, including, without limitation, the scope of the territorial and time restrictions, are reasonable and necessary to protect and preserve Buyer's legitimate interests. If the provisions of Section 10 are held by a court of competent jurisdiction to be in any respect unreasonable, then such court may reduce the territory or time to which it pertains or otherwise modify such provisions to the extent necessary to render such provisions reasonable and enforceable.

          14.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          14.10 Construction. Headings used in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References to Sections and Schedules are to the sections and schedules of this Agreement. As used herein, the singular includes the plural and the masculine, feminine and neuter gender each includes the others where the context so indicates.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

HEADWAY CORPORATE RESOURCES, INC.  HEADWAY CORPORATE STAFFING
                                   SERVICES  OF  NORTH  CAROLINA,
INC.


By /s/ Barry S. Roseman            By /s/ Barry S. Roseman
       President                          Treasurer

SELECT STAFFING SERVICES, INC.


By /s/ Jack L. Powell, Jr.         /s/ JACK L. POWELL, JR.
       President